Exhibit 99.1

Contacts:

Media	Investors

Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports First Quarter Results

Revenue of $1.2 Billion and EPS of $0.30

Global C2C Transactions Increase 8%, led by U.S.

Englewood, Colo., April 27, 2010 – The Western Union Company (NYSE: WU), a leader in the money transfer segment of global payments, today reported financial results for the 2010 first quarter.

Financial highlights for the quarter included:

•	Revenue of $1.2 billion, an increase of 3% compared to last year’s first quarter

•	Constant currency adjusted revenue increase of 1%

•	GAAP operating income margin of 26%, compared to 28% in last year’s first quarter

•	GAAP and constant currency EPS of $0.30, compared to $0.32 in last year’s first quarter

•	Cash provided by operating activities of $74 million, including the impact of a $250 million refundable tax deposit

Operational highlights for the quarter included:

•

Generated 8% global consumer-to-consumer (C2C) transaction growth, a 300 basis point improvement compared to the fourth quarter, led by the Americas region and continued strong performance in Europe and Asia

•	Continued U.S. turnaround in domestic money transfer business, which delivered 18% transaction growth in the quarter

•	Advanced strategic initiatives, including more than doubling the number of prepaid cards-in-force and further developing the Custom House business-to-business growth infrastructure

•	Signed several key new agents, including the Martin McColl convenience stores in the U.K. and the Giant Eagle supermarket chain in the U.S.

•	Grew agent locations to more than 420,000

•	Completed $200 million in share repurchases and paid $41 million in quarterly dividends

Western Union President and Chief Executive Officer Christina A. Gold said, “We are pleased with our global performance as we begin 2010. Our Americas business is gaining momentum with strong transaction growth in domestic money transfer, improving trends in Mexico, and stronger growth in U.S. Outbound.”

Gold continued, “Europe and Asia also remained strong. Although there are still challenges in some parts of the world, we are experiencing improving trends in many markets and believe we continue to gain market share. In addition, we made further progress in strategic areas such as prepaid cards and business-to-business payments.”

Separately, the Company stated this morning that President and CEO Christina Gold, 62, announced her intention to retire on September 1, 2010. The Board of Directors has named Chief Operating Officer Hikmet Ersek, 49, to succeed Ms. Gold as President and Chief Executive Officer on that date. The Board also elected Ersek to the Board of Directors effective April 26, 2010.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental table included with this press release.

Consolidated Results

First quarter consolidated revenue of $1.2 billion increased 3% from the prior year. Constant currency revenue growth of 1% improved approximately 200 basis points compared to the fourth quarter, led by stronger consumer-to-consumer trends in the Americas region.

Operating income margin was 26%, compared to 28% in last year’s first quarter, as the Company continued to make incremental investments in strategic initiatives. Sequentially, operating income margin increased 140 basis points from the fourth quarter of 2009. GAAP and constant currency EPS were $0.30, compared to $0.32 in the same period last year.

Consumer-to-Consumer Segment Results

The consumer-to-consumer segment represented 84% of Western Union’s revenue at $1.0 billion in the quarter, an increase of 3% from the prior year or consistent with the prior year on a constant currency basis. Operating income margin was 27%, which compared to 29% in the first quarter of 2009. Western Union handled 50 million C2C transactions, an 8% increase over last year’s first quarter.

For the international portion of C2C, revenue increased 6%, or 3% constant currency adjusted, on transaction growth of 8%. Revenue from the subset of the international business, those transactions that originate outside the U.S., increased 7%, or 4% constant currency adjusted, on transaction growth of 8%.

The Europe, Middle East, Africa and South Asia (EMEASA) region increased revenue 5% and transactions 6% compared to last year’s first quarter. Continued solid transaction growth in much of Europe was partially offset by relatively flat results in the Gulf States. India recorded increases in revenue of 7% and transactions of 6% in the quarter, as moderating trends in the Gulf States affected the country’s results.

The Americas region reported a revenue decline of 3% and a transaction increase of 8%. The rate of decline in revenue was the lowest since the third quarter of 2008. The region’s transaction improvement was driven by strong growth in U.S. domestic money transfer following the fourth quarter 2009 repositioning of the business. Domestic transactions increased 18%, while revenue declined 13%. The repositioning has contributed to significant increases in transactions, and domestic revenue growth is expected to follow later in the year. Mexico recorded declines of 7% in revenue and 3% in transactions, which were significant improvements relative to 2009 trends.

The Asia Pacific (APAC) region increased revenues by 14% on transaction growth of 15%. China recorded revenue growth of 21% and transaction growth of 8% in the quarter.

Global Business Payments Segment Results

The Global Business Payments segment represented 15% of Western Union’s revenue in the quarter. Revenue was $182 million, an increase of 4% compared to the same period in 2009. Custom House, which was acquired in September of 2009, contributed $26 million of revenue in the quarter, an increase from the fourth quarter. The Company continues to invest for future growth in the Custom House business. Excluding Custom House, segment revenue decreased 10% due to declines in the U.S. bill payment business. Operating income margin was 21%, or 26% excluding Custom House, compared to 29% in the first quarter of the prior year.

Electronic Channel Initiatives

The Company continued to make progress on its strategic initiative to develop electronic channels. The international portion of westernunion.com experienced transaction growth above 60% in the quarter, while account-to-cash transactions increased over 65%. Additional banks have also recently agreed to offer the account-to-cash service, which will raise the total to 15 banks. The Company increased its prepaid cards-in-force, or enrolled, to over 365,000, and began retail distribution at the end of the first quarter. In mobile, over 19,000 agent locations in 10 countries have now been enabled through technology upgrades to provide cash to mobile service. Electronic channels, which are included in the C2C and Other reporting segments, represented 2% of total company revenue in the quarter.

Capital Deployment & Liquidity

Western Union’s first quarter cash flow from operations was $74 million, including the negative impact of a $250 million refundable tax deposit with the IRS. The tax deposit, which was disclosed in the Company’s fourth quarter earnings release, relates to potential tax liabilities, including those arising from the Company’s 2003 international restructuring. The deposit limits further accrual of interest related to such potential tax liabilities, which have been previously accrued in the Company’s financial statements.

First quarter capital expenditures were $15 million. The Company repurchased 12.4 million of its shares for $200 million, at an average price of $16.17 per share, and paid $41 million in quarterly dividends. As of March 31, 2010 the Company had $800 million remaining under its current stock repurchase authorization. On March 30, the Company completed a debt exchange, issuing $325 million par value 5.25% notes due 2020 and retiring $304 million of 5.40% notes due 2011.

Outlook

The Company affirms its full year GAAP outlook provided on February 3, 2010, including a revenue range of -1% to +2% and EPS of $1.29 to $1.34. Based on current foreign exchange rates, the Company expects GAAP and constant currency revenues to be similar. GAAP and constant currency EPS are also expected to be similar.

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include revenue change constant currency adjusted, earnings per share constant currency adjusted, consumer-to-consumer segment revenue change constant currency adjusted, international consumer-to-consumer revenue change constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue change constant currency adjusted, Global Business Payments revenue change excluding Custom House, Global Business Payments operating margin excluding Custom House, and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina A. Gold will host a conference call and webcast, including slides, at 8:00 a.m. Eastern Time today. Joining Christina on the call will be Hikmet Ersek, Chief Operating Officer, and Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 800-901-5231 (U.S.) or +1-617-786-2961 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 46442200.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please register at least five minutes prior to the scheduled start time. A replay of the call will be available one hour after the call ends through May 4, 2010, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 11450371. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2009. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to comply with the settlement agreement with the State of Arizona; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; our ability to resolve tax matters with the Internal Revenue Service and other tax authorities consistent with our reserves; mergers, acquisitions and integration of acquired businesses and technologies into our company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; failure to implement agent contracts according to schedule; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; our ability to attract and retain qualified key employees and to manage our workforce successfully; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our spin-off from First Data Corporation; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Custom House branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of more than 420,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	1Q09	2Q09	3Q09	4Q09	FY2009	1Q10
Consolidated Metrics
Consolidated revenue (GAAP) - YoY % change		(5)%	(7)%	(5)%	2%	(4)%	3%
Consolidated revenue (constant currency) - YoY % change	a	0%	(2)%	(2)%	(1)%	(1)%	1%
Agent locations		379,000	385,000	400,000	410,000	410,000	420,000

Consumer-to-Consumer Segment
Revenue (GAAP) - YoY % change		(5)%	(7)%	(5)%	2%	(4)%	3%
Revenue (constant currency) - YoY % change	d	1%	(2)%	(3)%	(2)%	(2)%	0%
Operating margin		28.6%	27.6%	27.6%	25.7%	27.3%	27.4%

Transactions - in millions		45.9	48.7	50.1	51.4	196.1	49.6
Transactions - YoY % change		7%	3%	3%	5%	4%	8%

Total Principal - $ billions		16.5	17.4	18.6	18.8	71.3	17.7
Cross-border Principal - $ billions		15.0	15.9	17.0	17.1	65.0	16.1
Cross-border Principal - YoY % change		(3)%	(8)%	(5)%	3%	(3)%	7%
Cross-border Principal (constant currency) - YoY % change	f	4%	(1)%	(1)%	(1)%	0%	4%

Principal per transaction ($ - dollars)		358	358	371	365	363	357
Principal per transaction - YoY % change		(10)%	(11)%	(7)%	(2)%	(7)%	0%
Principal per transaction (constant currency) - YoY % change	e	(3)%	(5)%	(4)%	(6)%	(5)%	(3)%

International revenue (GAAP) - YoY % change	p	(3)%	(5)%	(3)%	6%	(1)%	6%
International revenue (constant currency) - YoY % change	g, p	3%	1%	0%	2%	1%	3%
International transactions - YoY % change	p	11%	8%	6%	7%	8%	8%
International principal per transaction ($ - dollars)	p	377	380	395	390	386	381
International principal per transaction - YoY % change	p	(12)%	(13)%	(9)%	0%	(8)%	1%
International principal per transaction (constant currency) - YoY % change	i, p	(5)%	(6)%	(5)%	(5)%	(5)%	(2)%

International revenue excl. US origination (GAAP) - YoY % change	q	(3)%	(5)%	(2)%	8%	(1)%	7%
International revenue excl. US origination (constant currency) - YoY % change	h, q	5%	3%	1%	3%	3%	4%
International transactions excluding US origination - YoY % change	q	16%	12%	9%	9%	11%	8%

EMEASA region revenue - YoY % change	o, w	(4)%	(5)%	(3)%	6%	(1)%	5%
EMEASA region transactions - YoY % change	o, w	15%	11%	8%	8%	10%	6%

Americas region revenue - YoY % change	o, v	(7)%	(11)%	(10)%	(7)%	(9)%	(3)%
Americas region transactions - YoY % change	o, v	(3)%	(5)%	(4)%	0%	(3)%	8%
Domestic revenue - YoY % change	r	(10)%	(12)%	(15)%	(20)%	(14)%	(13)%
Domestic transactions - YoY % change	r	(7)%	(8)%	(9)%	5%	(5)%	18%
Mexico revenue - YoY % change	s	(10)%	(20)%	(18)%	(10)%	(15)%	(7)%
Mexico transactions - YoY % change	s	(9)%	(15)%	(13)%	(12)%	(12)%	(3)%

APAC region revenue - YoY % change	o, x	3%	0%	5%	14%	5%	14%
APAC region transactions - YoY % change	o, x	25%	19%	15%	13%	18%	15%

Global Business Payments Segment
Revenue - YoY % change		(8)%	(8)%	(3)%	4%	(4)%	4%
Segment revenue excl. Custom House - YoY % change	j	N/A	N/A	(7)%	(9)%	(8)%	(10)%
Operating margin		29.0%	26.8%	24.3%	19.6%	24.9%	20.7%
Operating margin excl. Custom House	k	N/A	N/A	26.3%	25.5%	26.9%	26.1%
Transactions - in millions		105.9	104.6	105.0	99.3	414.8	98.2
Transactions - YoY % change		2%	3%	2%	(4)%	1%	(7)%

% of Total Company Revenue
Consumer-to-consumer segment revenue		84%	85%	85%	85%	85%	84%
EMEASA region revenue	o, w	43%	45%	46%	46%	45%	44%
Americas region revenue	o, v	33%	32%	31%	31%	32%	31%
APAC region revenue	o, x	8%	8%	8%	8%	8%	9%
Mexico revenue	s	6%	6%	6%	5%	6%	6%
India & China revenue	t	7%	7%	7%	7%	7%	7%
Global Business Payments segment revenue		14%	13%	13%	14%	14%	15%
Marketing Expense	u	4%	5%	4%	5%	5%	4%

*	See page 12 of the press release for the applicable Note references and the reconciliation of non-GAAP measures.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009	Change
Revenues:
Transaction fees	$965.7	$958.5	1%
Foreign exchange revenues	238.1	205.1	16%
Commission and other revenues	28.9	37.6	(23)%

Total revenues	1,232.7	1,201.2	3%

Expenses:
Cost of services	714.6	669.1	7%
Selling, general and administrative	202.3	191.2	6%

Total expenses	916.9	860.3	7%

Operating income	315.8	340.9	(7)%

Other income/(expense):
Interest income	0.9	3.7	(76)%
Interest expense	(38.8)	(40.0)	(3)%
Derivative losses, net	(0.9)	(3.6)	(a)
Other income/(expense), net	(1.0)	4.2	(a)

Total other expense, net	(39.8)	(35.7)	11%

Income before income taxes	276.0	305.2	(10)%
Provision for income taxes	68.1	81.3	(16)%

Net income	$207.9	$223.9	(7)%

Earnings per share:
Basic	$0.30	$0.32	(6)%
Diluted	$0.30	$0.32	(6)%

Weighted-average shares outstanding:
Basic	681.9	707.1
Diluted	684.2	708.0

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents (a)	$1,529.8	$1,685.2
Settlement assets	2,287.6	2,389.1
Property and equipment, net of accumulated depreciation of $347.1 and $335.4, respectively	196.0	204.3
Goodwill	2,157.9	2,143.4
Other intangible assets, net of accumulated amortization of $374.7 and $355.4, respectively	474.5	489.2
Other assets (a)	395.2	442.2

Total assets	$7,041.0	$7,353.4

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$465.5	$501.2
Settlement obligations	2,287.6	2,389.1
Income taxes payable	317.5	519.0
Deferred tax liability, net	282.3	268.9
Borrowings	3,048.0	3,048.5
Other liabilities	259.5	273.2

Total liabilities	6,660.4	6,999.9

Stockholders’ equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 674.7 shares and 686.5 shares, respectively, issued and outstanding	6.7	6.9
Capital surplus	59.7	40.7
Retained earnings	400.5	433.2
Accumulated other comprehensive loss	(86.3)	(127.3)

Total stockholders’ equity	380.6	353.5

Total liabilities and stockholders’ equity	$7,041.0	$7,353.4

(a)	At March 31, 2010, $821 million was held by United States entities and $709 million was held by entities outside of the United States.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$207.9	$223.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14.7	13.3
Amortization	27.3	22.4
Stock compensation expense	10.4	8.4
Other non-cash items, net	3.8	13.5
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	46.4	20.6
Accounts payable and accrued liabilities	(35.5)	(8.2)
Income taxes payable (a)	(202.1)	68.9
Other liabilities	1.5	(6.2)

Net cash provided by operating activities	74.4	356.6

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(3.7)	(3.2)
Capitalization of purchased and developed software	(3.9)	(2.2)
Purchases of property and equipment	(7.1)	(10.4)
Acquisition of business, net of cash acquired	—	(143.6)
Proceeds from receivable for securities sold	—	193.6
Repayments of notes receivable issued to agents	16.9	5.4

Net cash provided by investing activities	2.2	39.6

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	8.6	4.5
Cash dividends paid	(40.5)	—
Common stock repurchased	(200.1)	(100.1)
Net repayments of commercial paper	—	(82.8)
Net proceeds from issuance of borrowings	—	496.6
Principal payments on borrowings	—	(500.0)

Net cash used in financing activities	(232.0)	(181.8)

Net change in cash and cash equivalents	(155.4)	214.4
Cash and cash equivalents at beginning of period	1,685.2	1,295.6

Cash and cash equivalents at end of period	$1,529.8	$1,510.0

(a)	The Company made a $250 million refundable tax deposit with the IRS in first quarter 2010.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended March 31,
	2010	2009	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$807.0	$785.6	3%
Foreign exchange revenues	211.9	204.3	4%
Other revenues	11.3	13.8	(18)%

Total Consumer-to-Consumer:	1,030.2	1,003.7	3%

Global Business Payments:
Transaction fees	148.0	163.0	(9)%
Foreign exchange revenues (a)	26.2	0.8	(b )
Other revenues	7.6	10.4	(27)%

Total Global Business Payments:	181.8	174.2	4%

Total Other:	20.7	23.3	(11)%

Total consolidated revenues	$1,232.7	$1,201.2	3%

Operating income/(loss):
Consumer-to-Consumer	$282.7	$286.7	(1)%
Global Business Payments	37.6	50.5	(26)%
Other	(4.5)	3.7	(b )

Total consolidated operating income	$315.8	$340.9	(7)%

Operating income/(loss) margin:
Consumer-to-Consumer	27.4%	28.6%	(1.2)%
Global Business Payments (a)	20.7%	29.0%	(8.3)%
Other	(21.7)%	15.9%	(b )
Total consolidated operating income margin	25.6%	28.4%	(2.8)%

Depreciation and amortization:
Consumer-to-Consumer	$31.0	$29.8	4%
Global Business Payments (a)	8.6	4.7	83%
Other	2.4	1.2	100%

Total consolidated depreciation and amortization	$42.0	$35.7	18%

(a)	The significant change was primarily the result of the Custom House acquisition.
(b)	Calculation not meaningful

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Non-GAAP related notes:

Western Union’s management believes the non-GAAP measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

		1Q09	2Q09	3Q09	4Q09	FY2009	1Q10
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,201.2	$1,254.3	$1,314.1	$1,314.0	$5,083.6	$1,232.7
	Foreign currency translation impact (l)	60.7	60.1	31.1	(32.4)	119.5	(20.0)

	Revenues, constant currency adjusted	$1,261.9	$1,314.4	$1,345.2	$1,281.6	$5,203.1	$1,212.7

	Prior year revenues, as reported (GAAP)	$1,265.9	$1,347.1	$1,377.4	$1,291.6	$5,282.0	$1,201.2
	Revenue change, as reported (GAAP)	(5)%	(7)%	(5)%	2%	(4)%	3%
	Revenue change, constant currency adjusted	0%	(2)%	(2)%	(1)%	(1)%	1%

(b)	Operating income, as reported (GAAP)	$340.9	$341.7	$281.5	$318.6	$1,282.7	$315.8
	Reversal of settlement accrual (n)	N/A	N/A	71.0	N/A	71.0	N/A

	Operating income, excluding settlement accrual	$340.9	$341.7	$352.5	$318.6	$1,353.7	$315.8

	Operating income margin, as reported (GAAP)	28.4%	27.2%	21.4%	24.2%	25.2%	25.6%
	Operating income margin, excluding settlement accrual	N/A	N/A	26.8%	N/A	26.6%	N/A

(c)	Net income, as reported (GAAP)	$223.9	$220.2	$181.0	$223.7	$848.8	$207.9
	Foreign currency translation impact, net of income tax (l)	9.3	(4.2)	(12.0)	(0.5)	(7.4)	(0.7)
	Reversal of settlement accrual, net of tax benefit (n)	N/A	N/A	53.9	N/A	53.9	N/A

	Net income, constant currency and settlement accrual adjusted	$233.2	$216.0	$222.9	$223.2	$895.3	$207.2

	Diluted earnings per share (“EPS”), as reported (GAAP)	$0.32	$0.31	$0.26	$0.32	$1.21	$0.30
	Foreign currency translation impact (l)	0.01	—	(0.01)	—	(0.01)	—
	Impact from settlement accrual, net of tax benefit (n)	N/A	N/A	0.07	N/A	0.08	N/A

	Diluted EPS, constant currency and settlement accrual adjusted	$0.33	$0.31	$0.32	$0.32	$1.28	$0.30

	Diluted weighted-average shares outstanding	708.0	702.7	701.6	693.2	701.0	684.2

	Consumer-to-Consumer Segment
(d)	Revenues, as reported (GAAP)	$1,003.7	$1,065.5	$1,117.8	$1,113.7	$4,300.7	$1,030.2
	Foreign currency translation impact (l)	57.9	55.2	24.4	(36.2)	101.3	(21.9)

	Revenues, constant currency adjusted	$1,061.6	$1,120.7	$1,142.2	$1,077.5	$4,402.0	$1,008.3

	Prior year revenues, as reported (GAAP)	$1,053.8	$1,145.4	$1,178.1	$1,094.3	$4,471.6	$1,003.7
	Revenue change, as reported (GAAP)	(5)%	(7)%	(5)%	2%	(4)%	3%
	Revenue change, constant currency adjusted	1%	(2)%	(3)%	(2)%	(2)%	0%

(e)	Principal per transaction, as reported ($ - dollars)	$358	$358	$371	$365	$363	$357
	Foreign currency translation impact (l) ($ - dollars)	26	24	12	(14)	12	(11)

	Principal per transaction, constant currency adjusted ($ - dollars)	$384	$382	$383	$351	$375	$346

	Prior year principal per transaction, as reported ($ - dollars)	$396	$402	$401	$372	$392	$358
	Principal per transaction change, as reported	(10)%	(11)%	(7)%	(2)%	(7)%	0%
	Principal per transaction change, constant currency adjusted	(3)%	(5)%	(4)%	(6)%	(5)%	(3)%

(f)	Cross-border principal, as reported ($ - billions)	$15.0	$15.9	$17.0	$17.1	$65.0	$16.1
	Foreign currency translation impact (l) ($ - billions)	1.1	1.1	0.5	(0.7)	2.0	(0.5)

	Cross-border principal, constant currency adjusted ($ - billions)	$16.1	$17.0	$17.5	$16.4	$67.0	$15.6

	Prior year cross-border principal, as reported ($ - billions)	$15.5	$17.2	$17.8	$16.6	$67.1	$15.0
	Cross-border principal change, as reported	(3)%	(8)%	(5)%	3%	(3)%	7%
	Cross-border principal change, constant currency adjusted	4%	(1)%	(1)%	(1)%	0%	4%

(g)	International revenues, as reported (GAAP)	$814.8	$875.0	$926.5	$943.4	$3,559.7	$862.0
	Foreign currency translation impact (l)	55.7	53.5	22.6	(35.8)	96.0	(20.8)

	International revenues, constant currency adjusted	$870.5	$928.5	$949.1	$907.6	$3,655.7	$841.2

	Prior year international revenues, as reported (GAAP)	$843.8	$919.5	$950.6	$891.2	$3,605.1	$814.8
	International revenue change, as reported (GAAP)	(3)%	(5)%	(3)%	6%	(1)%	6%
	International revenue change, constant currency adjusted	3%	1%	0%	2%	1%	3%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Non-GAAP related notes:

		1Q09	2Q09	3Q09	4Q09	FY2009	1Q10
(h)	International excl. US origination revenues, as reported (GAAP)	$654.8	$712.5	$765.5	$778.0	$2,910.8	$699.8
	Foreign currency translation impact (l)	55.7	53.5	22.6	(35.8)	96.0	(20.8)

	International excl. US origination revenues, constant currency adjusted	$710.5	$766.0	$788.1	$742.2	$3,006.8	$679.0

	Prior year international excl. US origination revenues, as reported (GAAP)	$677.0	$747.3	$782.2	$721.0	$2,927.5	$654.8
	International excl. US origination revenue change, as reported (GAAP)	(3)%	(5)%	(2)%	8%	(1)%	7%
	International excl. US origination revenue change, constant currency adjusted	5%	3%	1%	3%	3%	4%

(i)	International principal per transaction, as reported ($ - dollars)	$377	$380	$395	$390	$386	$381
	Foreign currency translation impact (l) ($ - dollars)	31	29	14	(16)	13	(13)

	International principal per transaction, constant currency adjusted ($ - dollars)	$408	$409	$409	$374	$399	$368

	Prior year international principal per transaction, as reported ($ - dollars)	$428	$436	$432	$392	$421	$377
	International principal per transaction change, as reported	(12)%	(13)%	(9)%	0%	(8)%	1%
	International principal per transaction change, constant currency adjusted	(5)%	(6)%	(5)%	(5)%	(5)%	(2)%

	Global Business Payments Segment
(j)	Revenues, as reported (GAAP)	$174.2	$164.4	$171.3	$181.8	$691.7	$181.8
	Reversal of Custom House revenues (m)	N/A	N/A	(7.9)	(22.9)	(30.8)	(25.6)

	Revenues, excluding Custom House	$174.2	$164.4	$163.4	$158.9	$660.9	$156.2

	Prior year revenues, as reported (GAAP)	$189.8	$179.4	$176.4	$174.2	$719.8	$174.2
	Revenue change, as reported (GAAP)	(8)%	(8)%	(3)%	4%	(4)%	4%
	Revenue change, excluding Custom House	N/A	N/A	(7)%	(9)%	(8)%	(10)%

(k)	Operating income, as reported (GAAP)	$50.5	$44.1	$41.6	$35.7	$171.9	$37.6
	Reversal of Custom House operating loss (m)	N/A	N/A	1.3	4.9	6.2	3.1

	Operating income, excluding Custom House	$50.5	$44.1	$42.9	$40.6	$178.1	$40.7

	Operating income margin, as reported (GAAP)	29.0%	26.8%	24.3%	19.6%	24.9%	20.7%
	Operating income margin, excluding Custom House	N/A	N/A	26.3%	25.5%	26.9%	26.1%

(l)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(m)	Represents the incremental impact from the acquisition of Custom House on the Global Business Payments segment revenue and operating income.

(n)	Accrual for an agreement to resolve the Company’s disputes with the State of Arizona and certain other states and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual” ). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.

Other notes:

(o)	Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(p)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (r) and (s) below.

(q)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico as reflected in (r) and (s) below.

(r)	Represents all transactions between and within the United States and Canada.

(s)	Represents all transactions to and from Mexico.

(t)	Represents all transactions to and from India and China.

(u)	Marketing expense includes advertising, events, loyalty programs and the cost of employees dedicated to marketing activities.

(v)	Represents the Americas region of our consumer-to-consumer segment, which includes North America, Latin America, the Caribbean and South America.

(w)	Represents the Europe, Middle East, Africa and South Asia region of our consumer-to-consumer segment.

(x)	Represents the Asia Pacific region of our consumer-to-consumer segment.